Exhibit 99.1
Cancellation of Chief Executive Officer Stock Option
The housing and mortgage markets continue to be very challenging, and IndyMac Bancorp, Inc. (“Indymac Bancorp”, “Indymac” or “the Company”) and its principal operating subsidiary, Indymac Bank, continue to pursue measures to prudently return the Company to profitability. These measures include balancing the need to control expenses and right-size them to the current market environment with the need to retain and motivate key outstanding employees in order to achieve the turnaround. In this respect, stock option awards are one of the most cost effective means of retaining and motivating outstanding employees, in that they have a relatively small impact on GAAP earnings and shareholder dilution in comparison to the potential financial upside and resulting motivational value to recipients. In order to make more stock options available for future grants to employees, Indymac’s Chief Executive Officer, Michael W. Perry, without any encouragement from the Indymac Board of Directors and solely upon his own initiative, has asked the Management Development and Compensation (MD&C) Committee of the Board of Directors to cancel his fully vested option to purchase 1,000,000 shares of IndyMac Bancorp common stock. The MD&C Committee has agreed to Mr. Perry’s request, and Mr. Perry and Indymac have entered into an Option Cancellation Agreement, dated April 9, 2008, a copy of which is filed as Exhibit 99.2 hereto. The Option Cancellation Agreement does not provide Mr. Perry any additional stock option grants or any compensation in lieu of the cancelled option.
“I proposed the cancellation of these vested options because I believe it is in the best interests of Indymac and its shareholders,” commented Mr. Perry. “While I am confident that in the long run the options would have had significant value to me personally, with our being up against our limit of stock awards available for distribution to Indymac’s employees, I saw that there was much greater value to Indymac and its shareholders in being able to spread these options more broadly among many people at Indymac rather than having them concentrated with one individual. The cancellation of my options and the granting of them to other employees will have a de minimis impact on Indymac’s GAAP earnings and will result in no net increase in the total number of options issued. However, with the strong potential upside that I believe exists in our stock if we are able to continue to successfully navigate our way through the current environment and turn around our financial performance, these options will provide strong incentives for the people who are doing great things for Indymac to stay with us and help us fight our way through the current crisis. In so doing, I believe that granting these options more broadly will help to accelerate our return to profitability.”
“I will not accept any compensation for the cancellation of my options,” continued Mr. Perry, “nor any additional grants of new options other than those that are specified to be granted to me in the future as per my employment agreement.”